Exhibit 99.2

903 Calle Amanecer, Suite 100 San Clemente, CA 92673 (949) 369-4000

For Additional Information:

Bryan Giglia

Vice President – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 369-4236

SUNSTONE HOTEL INVESTORS, INC. PRICES OFFERING OF $220,000,000

EXCHANGEABLE SENIOR NOTES DUE 2027

San Clemente, Calif. (June 13, 2007) – Sunstone Hotel Investors, Inc. (NYSE: SHO), sole managing member of Sunstone Hotel Partnership, LLC (the “Operating Company”), announced pricing of a private offering by the Operating Company of $220 million aggregate principal amount of 4.6% exchangeable senior notes due 2027. The sale of the notes is expected to close on or about June 18, 2007. The notes will be senior unsecured obligations of the Operating Company, and subject to certain designated events and other conditions, exchangeable into, at the Operating Company’s option, cash, Sunstone common stock or a combination of cash and Sunstone common stock. The notes will be guaranteed by Sunstone and certain subsidiaries of Sunstone. To the extent additional notes are fungible for U.S. Federal income tax purposes with the notes, the Operating Company has granted an option to the initial purchasers to purchase up to an additional $30 million aggregate principal amount of notes at the offering price less the discount within 30 days of the initial issuance of the notes solely to cover over-allotments.

Interest on the notes will be payable semi-annually in arrears on July 15 and January 15 of each year, beginning January 15, 2008, and the notes will mature on July 15, 2027, unless previously redeemed by the Operating Company, repurchased by the Operating Company or exchanged in accordance with their terms prior to such date. The initial exchange rate for each $1,000 principal amount of notes will be 28.9855 shares of Sunstone’s common stock, representing an exchange price of approximately $34.50 per common share, representing an exchange premium of 23.5%, based on the June 12, 2007 closing price of Sunstone’s common stock of $27.93. The initial exchange rate is subject to adjustment under certain circumstances.

The estimated net proceeds from the sale of the notes will be approximately $215.3 million (or approximately $244.7 million if the initial purchasers’ option to purchase additional notes is exercised in full), after deducting the initial purchasers’ discounts and commissions and our estimated offering expenses. Sunstone intends to use approximately $175.0 million of the net proceeds from this private offering and other working capital to repay and/or defease the $175.0 million loan on the Hyatt Regency Century Plaza Hotel and repurchase up to approximately $60.0 million (or approximately $90.0 million if the initial purchasers’ option to purchase additional notes is exercised in full) of its common stock concurrently with the closing of this offering. The stock repurchase is part of a repurchase program approved by Sunstone’s board under which Sunstone may purchase up to an aggregate of $100 million of its common stock prior to December 31, 2007. Any open market repurchases will be conducted in compliance with applicable legal requirements and shall be subject to market conditions and other factors.

The Operating Company will not have the right to redeem the notes, except to preserve its status as a REIT, before January 20, 2013. Under certain circumstances at any time prior to maturity, holders of notes may require the Operating Company to repurchase their notes, in whole or in part, for cash equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes, the guarantees and any Sunstone common stock that may be delivered upon exchange of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a Southern California-based lodging real estate investment trust (REIT). The Company has interests in 53 hotels with an aggregate of 17,583 rooms primarily in the upper-upscale and upscale segments operated under nationally recognized brands such as Marriott, Hyatt, Hilton, Starwood and Fairmont.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The forward-looking statements are made as of the date of this press release and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

####